Exhibit 14.1

                          WESTERN PLAINS ENERGY, L.L.C.
                                 CODE OF ETHICS
              FOR PRINCIPAL EXECUTIVE AND SENIOR FINANCIAL OFFICERS


1.   General Statement.

     This Code of Ethics for Principal Executive and Senior Financial Officers ("Code") of Western Plains Energy, L.L.C. ("we" or the "Company") has been designed to comply with the applicable requirements of the Sarbanes-Oxley Act of 2002 ("Act") and the rules promulgated by the Securities and Exchange Commission ("SEC") thereunder. This Code applies solely to the Principal Executive Officer, Principal Financial and Accounting Officers, Controller of the Company or persons performing similar functions for the Company ("Covered Persons").

2.   Purpose of the Code and Obligations and Accountabilities of Covered
     Persons.

     The Covered Persons have special roles within the Company and must perform their duties ethically and with integrity. In addition, Covered Persons must promote the accurate, fair and timely reporting of the Company's financial results and financial condition, and must likewise accurately report other information that is released to the public market or included in reports that we file with the SEC. Because of these special roles, the Covered Persons are bound by the following Code of Ethics, under which each agrees that he or she shall:

          Perform his or her duties with honesty and integrity, avoiding actual or apparent conflicts of interest in personal and professional relationships and disclose to the Chairperson of the Company's Audit Committee any material transaction or relationship that reasonably could give rise to such a conflict;

          Provide information within the scope of his or her duties in a manner that promotes full, fair, accurate, timely and comprehensible disclosure in reports and documents that the Company files with, or submits to, the SEC and in other public communications made by the Company;

          Comply with all rules and regulations of foreign, federal, state, provincial and local governments, and other appropriate private and public regulatory agencies;

          Proactively promote adherence to the standards and restrictions imposed by this Code, all applicable laws, rules and regulations, and behave ethically in conducting the business of the Company; and

          Promptly report to the Chairperson of the Audit Committee any conduct that the Covered Person believes constitutes a violation of the law, business ethics or of any provision of this Code.

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3.   Administration of this Code.

     The Audit Committee is responsible for administering this Code and applying its provisions.

          a. Affirmations. Following the adoption of the Code, each Covered Person must affirm in writing that he or she has received, read and understands this Code.

          b. Reporting of Material Violations of this Code. If a Covered Person becomes aware of a material violation of this Code, applicable laws or governmental rules and regulations relating to the operations of the Company, he or she must promptly report the violation to the Chairperson of the Audit Committee. Failure to report material violations will be considered a serious violation of this Code. It is the Company's policy that no retaliation or other adverse action will be taken against any Covered Person or any other employee of the Company who becomes aware of a violation of this Code and reports such violation in good faith.

          c. Interpretation and Waiver. The Chairperson of the Audit Committee has the authority to interpret this Code and to grant a waiver of any provision of this Code where reasonably justified.

          d. Violations and Investigations. The following procedure will be used in investigating and enforcing this Code:

          1. The Chairperson of the Audit Committee will take or cause to be taken appropriate action to investigate any potential or actual violation reported to him or her; and

          2. The Chairperson, in consultation with the Audit Committee, will make a recommendation to the Company's Board of Directors regarding the sanction to be imposed with regard to each substantiated material violation. Such sanction may include the following: a letter of censure; suspension; a fine; termination of office; or termination of employment. In addition, the Covered Person may be required to surrender any profit realized or loss avoided from a transaction that constitutes a violation of this Code.

          e. Amendments. This Code may not be amended except in a writing that is specifically approved or ratified by a majority vote of the Company's Board of Directors.

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